SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                              GRAY TELEVISION, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    389375106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 22, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_]   Rule 13d-1(b)
       [X]   Rule 13d-1(c)
       [_]   Rule 13d-1(d)

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page  2  of  27 Pages
--------------------                                      ----------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Management
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        6         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,424,242
             WITH               ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          2,424,242
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,424,242 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                            |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.23%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page  3  of  27 Pages
--------------------                                      ----------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER

          NUMBER OF                       1,730,657
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        6         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          1,730,657
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,730,657 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                            |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               4.45%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page  4  of  27 Pages
--------------------                                      ----------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V FTE, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER

          NUMBER OF                       630,011
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        6         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          630,011
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               630,011 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                            |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               1.62%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page  5  of  27 Pages
--------------------                                      ----------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V Germany, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER

          NUMBER OF                       63,574
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        6         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          63,574
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               63,574 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                            |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.16%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page  6  of  27 Pages
--------------------                                      ----------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Investment Partners, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        6         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,424,242
             WITH               ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          2,424,242
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,424,242 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                            |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.23%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page  7  of  27 Pages
--------------------                                      ----------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               MJDM Corp.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        6         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,424,242
             WITH               ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          2,424,242
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,424,242 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                            |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.23%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
--------------------------------------------------------------------------------

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page  8  of  27 Pages
--------------------                                      ----------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Four JK Corp.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        6         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,424,242
             WITH               ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          2,424,242
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,424,242 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                            |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.23%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
--------------------------------------------------------------------------------

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page  9  of  27 Pages
--------------------                                      ----------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ALCR Corp.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        6         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,424,242
             WITH               ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          2,424,242
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,424,242 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                            |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.23%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
--------------------------------------------------------------------------------

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 10  of  27 Pages
--------------------                                      ----------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Andrew Sandler
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        6         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,424,242
             WITH               ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          2,424,242
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,424,242 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                            |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.23%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 11  of  27 Pages
--------------------                                      ----------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Michael J. Marocco
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        6         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,424,242
             WITH               ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          2,424,242
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,424,242 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                            |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.23%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 12  of  27 Pages
--------------------                                      ----------------------

--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               John Kornreich
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER

          NUMBER OF                       50,000
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        6         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,424,242
             WITH               ------------------------------------------------
                                7         SOLE DISPOSITIVE POWER

                                          50,000
                                ------------------------------------------------
                                8         SHARED DISPOSITIVE POWER

                                          2,424,242
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,474,242 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                            |_|
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.36%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 13  of  27 Pages
--------------------                                      ----------------------

SCHEDULE 13G
------------


Item 1.

        (a)          Name of Issuer:  Gray Television, Inc.

        (b)          Address of Issuer's Principal Executive Offices:
                     4370 Peachtree Road NE
                     Albany, Georgia  30319

Item 2.

1.      (a)          Name of Person Filing:  Sandler Capital Management

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler Capital Management is a general partnership organized under the laws of the State of New York.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

2.      (a)          Name of Person Filing: Sandler Capital Partners V, L.P.
                     ("Sandler V")

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler V is a limited partnership organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 14  of  27 Pages
--------------------                                      ----------------------


3.      (a)          Name of Person Filing: Sandler Capital Partners V FTE, L.P.
                     ("Sandler V FTE")

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler V FTE is a limited partnership organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

4.      (a)          Name of Person Filing: Sandler Capital Partners V Germany,
                     L.P. ("Sandler V Germany")

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler V Germany is a limited partnership organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

5.      (a)          Name of Person Filing:  Sandler Investment Partners, L.P.

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler Investment Partners, L.P. is a limited partnership organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 15  of  27 Pages
--------------------                                      ----------------------


6.      (a)          Name of Person Filing:  MJDM Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     MJDM Corp. is a corporation organized under the laws of the State of New York.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

7.      (a)          Name of Person Filing:  Four JK Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Four JK Corp. is a corporation organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

8.      (a)          Name of Person Filing:  ALCR Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     ALCR Corp. is a corporation organized under the laws of the State of New York.

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 16  of  27 Pages
--------------------                                      ----------------------


9.      (a)          Name of Person Filing:  Andrew Sandler

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:  United States

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

10.     (a)          Name of Person Filing:  Michael J. Marocco

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:  United States

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106

11.     (a)          Name of Person Filing:  John Kornreich

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:  United States

        (d)          Title of Class of Securities:  Common Stock, no par value

        (e)          CUSIP Number:  389375106


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                     Not applicable.

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 17  of  27 Pages
--------------------                                      ----------------------


Item 4.              Ownership.

                     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     1.  Sandler Capital Management:

                     (a) Amount beneficially owned: 2,424,242(1)(2) shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is managed by a committee (the "Management Committee") consisting of the principal stockholders of ALCR Corp., MJDM Corp., and Four JK Corp. (Andrew Sandler, Michael J. Marocco and John Kornreich). All decisions regarding Sandler V, Sandler V FTE and Sandler V Germany's investment in the securities of the Issuer require the consent of the Management Committee. Sandler Capital Management is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)           Percent of class:  6.23%

                     (c)           Number of shares as to which the person has:

                                   (i)        Sole power to vote or to direct
                                              the vote: 0 shares

                                   (ii)       Shared power to vote or to direct
                                              the vote: 2,424,242(1) shares

                                   (iii) Sole power to dispose or to direct the disposition of: 0 shares

                                   (iv)       Shared power to dispose or to
                                              direct the disposition of:
                                              2,424,242(1) shares

                     2.  Sandler Capital Partners V, L.P.:

                     (a) Amount beneficially owned: 1,730,657 shares of Common Stock, no par value, of Gray Television, Inc.

                     (b)           Percent of class:   4.45%

                     (c)           Number of shares as to which the person has:

                                   (i)        Sole power to vote or to direct
                                              the vote: 1,730,657 shares

                                   (ii)       Shared power to vote or to direct
                                              the vote: 0 shares

                                   (iii) Sole power to dispose or to direct the disposition of: 1,730,657 shares

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 18  of  27 Pages
--------------------                                      ----------------------


                                   (iv)       Shared power to dispose or to
                                              direct the disposition of: 0
                                              shares

                     3.  Sandler Capital Partners V FTE, L.P.:

                     (a) Amount beneficially owned: 630,011 shares of Common Stock, no par value, of Gray Television, Inc.

                     (b)           Percent of class:   1.62%

                     (c)           Number of shares as to which the person has:

                                   (i)        Sole power to vote or to direct
                                              the vote: 630,011 shares

                                   (ii)       Shared power to vote or to direct
                                              the vote: 0 shares

                                   (iii) Sole power to dispose or to direct the disposition of: 630,011 shares

                                   (iv)       Shared power to dispose or to
                                              direct the disposition of: 0
                                              shares

                     4.  Sandler Capital Partners V Germany, L.P.

                     (a) Amount beneficially owned: 63,574 shares of Common Stock, no par value, of Gray Television, Inc.

                     (b)           Percent of class:   0.16%

                     (c)           Number of shares as to which the person has:

                                   (i)        Sole power to vote or to direct
                                              the vote: 63,574 shares

                                   (ii)       Shared power to vote or to direct
                                              the vote: 0 shares

                                   (iii) Sole power to dispose or to direct the disposition of: 63,574 shares

                                   (iv)       Shared power to dispose or to
                                              direct the disposition of: 0
                                              shares

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 19  of  27 Pages
--------------------                                      ----------------------


                     5.  Sandler Investment Partners, L.P.:

                     (a) Amount beneficially owned: 2,424,242 (1)(2) shares of Common Stock, no par value, of Gray Television, Inc. Sandler Investment Partners, L.P. is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)           Percent of class:  6.23%

                     (c)           Number of shares as to which the person has:

                                   (i)        Sole power to vote or to direct
                                              the vote: 0 shares

                                   (ii)       Shared power to vote or to direct
                                              the vote: 2,424,242(1) shares

                                   (iii) Sole power to dispose or to direct the disposition of: 0 shares

                                   (iv)       Shared power to dispose or to
                                              direct the disposition of:
                                              2,424,242(1) shares

                     6.  ALCR Corp.:

                     (a) Amount beneficially owned: 2,424,242(1)(2) shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)           Percent of class:  6.23%

                     (c)           Number of shares as to which the person has:

                                   (i)        Sole power to vote or to direct
                                              the vote: 0 shares

                                   (ii)       Shared power to vote or to direct
                                              the vote: 2,424,242(1) shares

                                   (iii) Sole power to dispose or to direct the disposition of: 0 shares

                                   (iv)       Shared power to dispose or to
                                              direct the disposition of:
                                              2,424,242(1) shares

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 20  of  27 Pages
--------------------                                      ----------------------


                     7.  MJDM Corp.:

                     (a) Amount beneficially owned: 2,424,242(1)(2) shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)           Percent of class:  6.23%

                     (c)           Number of shares as to which the person has:

                                   (i)        Sole power to vote or to direct
                                              the vote: 0 shares

                                   (ii)       Shared power to vote or to direct
                                              the vote: 2,424,242(1) shares

                                   (iii) Sole power to dispose or to direct the disposition of: 0 shares

                                   (iv)       Shared power to dispose or to
                                              direct the disposition of:
                                              2,424,242(1) shares

                     8.  Four JK Corp.:

                     (a) Amount beneficially owned: 2,424,242(1)(2) shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)           Percent of class:  6.23%

                     (c)           Number of shares as to which the person has:

                                   (i)        Sole power to vote or to direct
                                              the vote: 0 shares

                                   (ii)       Shared power to vote or to direct
                                              the vote: 2,424,242(1) shares

                                   (iii) Sole power to dispose or to direct the disposition of: 0 shares

                                   (iv)       Shared power to dispose or to
                                              direct the disposition of:
                                              2,424,242(1) shares

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 21  of  27 Pages
--------------------                                      ----------------------


                     9.  Andrew Sandler:

                     (a) Amount beneficially owned: 2,424,242 (1)(2) shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is the sole shareholder of ALCR Corp., a member of the Management Committee of Sandler Capital Management and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)           Percent of class:  6.23%

                     (c)           Number of shares as to which the person has:

                                   (i)        Sole power to vote or to direct
                                              the vote: 0 shares

                                   (ii)       Shared power to vote or to direct
                                              the vote: 2,424,242(1) shares

                                   (iii) Sole power to dispose or to direct the disposition of: 0 shares

                                   (iv)       Shared power to dispose or to
                                              direct the disposition of:
                                              2,424,242(1) shares

                     10.  Michael J. Marocco:

                     (a) Amount beneficially owned: 2,424,242(1)(2) shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is the sole shareholder of MJDM Corp., a member of the Management Committee of Sandler Capital Management and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)           Percent of class:  6.23%

                     (c)           Number of shares as to which the person has:

                                   (i)        Sole power to vote or to direct
                                              the vote: 0 shares

                                   (ii)       Shared power to vote or to direct
                                              the vote: 2,424,242(1) shares

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 22  of  27 Pages
--------------------                                      ----------------------


                                   (iii) Sole power to dispose or to direct the disposition of: 0 shares

                                   (iv)       Shared power to dispose or to
                                              direct the disposition of:
                                              2,424,242(1) shares

                     11.  John Kornreich:

                     (a) Amount beneficially owned: 2,474,242(1)(2)(3) shares of Common Stock, no par value, of Gray Television, Inc. Reporting Person is the majority shareholder of Four JK Corp., a member of the Management Committee of Sandler Capital Management and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE, and Sandler V Germany. Reporting Person is also the sole general partner of JK Media Limited Partnership.

                     (b)           Percent of class:  6.36%

                     (c)           Number of shares as to which the person has:

                                   (i)        Sole power to vote or to direct
                                              the vote: 50,000(3) shares

                                   (ii)       Shared power to vote or to direct
                                              the vote: 2,424,242(1) shares

                                   (iii) Sole power to dispose or to direct the disposition of: 50,000(3) shares

                                   (iv)       Shared power to dispose or to
                                              direct the disposition of:
                                              2,424,242(1) shares

-----------------

(1) Includes 1,730,657, 630,011 and 63,574 shares of Common Stock beneficially owned by Sandler V, Sandler V FTE and Sandler V Germany, respectively.

(2) The Reporting Person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(3) Includes 50,000 shares of Common Stock owned by JK Media Limited Partnership, of which the Reporting Person is the sole general partner.

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 23  of  27 Pages
--------------------                                      ----------------------


Item 5.              Ownership of Five Percent or Less of a Class.

                     Not applicable.

Item 6.              Ownership of More Than Five Percent on Behalf of Another
                     Person.

                     See Item 4.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                     Not applicable.

Item 8.              Identification and Classification of Members of the Group.

                     See Exhibit A for Joint Filing Agreement.

Item 9.              Notice of Dissolution of Group.

                     Not applicable.

Item 10.             Certifications.

                     By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 24  of  27 Pages
--------------------                                      ----------------------


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 31, 2002               SANDLER CAPITAL MANAGEMENT
                                      By:  MJDM Corp., a general partner

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               SANDLER CAPITAL PARTNERS V, L.P.
                                      By:  Sandler Investment Partners, L.P.,
                                           general partner
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               SANDLER CAPITAL PARTNERS V FTE, L.P.
                                      By:  Sandler Investment Partners, L.P.,
                                           general partner
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               SANDLER CAPITAL PARTNERS V GERMANY, L.P.
                                      By:  Sandler Investment Partners, L.P.,
                                           general partner
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 25  of  27 Pages
--------------------                                      ----------------------


Date:  October 31, 2002               SANDLER INVESTMENT PARTNERS, L.P.
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               ALCR CORP.

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               MJDM CORP.

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               FOUR JK CORP.

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               By:  /s/ Andrew Sandler
                                      -------------------------------------
                                      Name:    Andrew Sandler


Date:  October 31, 2002               By:  /s/ Michael Marocco
                                      -------------------------------------
                                      Name:    Michael J. Marocco

Date:  October 31, 2002               By:  /s/ John Kornreich
                                      -------------------------------------
                                      Name:    John Kornreich

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 26  of  27 Pages
--------------------                                      ----------------------


Exhibit A

JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Gray Television, Inc. and that this Agreement be included as an Exhibit to such statement.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 31st day of October, 2002.

Date:  October 31, 2002               SANDLER CAPITAL MANAGEMENT
                                      By:  MJDM Corp., a general partner

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               SANDLER CAPITAL PARTNERS V, L.P.
                                      By:  Sandler Investment Partners, L.P.,
                                           general partner
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               SANDLER CAPITAL PARTNERS V FTE, L.P.
                                      By:  Sandler Investment Partners, L.P.,
                                           general partner
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President

--------------------                                      ----------------------
CUSIP NO.  00169100                    13G                 Page 27  of  27 Pages
--------------------                                      ----------------------


Date:  October 31, 2002               SANDLER CAPITAL PARTNERS V GERMANY, L.P.
                                      By:  Sandler Investment Partners, L.P.,
                                           general partner
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               SANDLER INVESTMENT PARTNERS, L.P.
                                      By:  Sandler Capital Management,
                                           general partner
                                      By:  MJDM Corp., a general partner

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               ALCR Corp.

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               MJDM Corp.

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               Four JK Corp.

                                      By:  /s/ Moira Mitchell
                                      -------------------------------------
                                      Name:    Moira Mitchell
                                      Title:   President


Date:  October 31, 2002               By:  /s/ Andrew Sandler
                                      -------------------------------------
                                      Name:    Andrew Sandler


Date:  October 31, 2002               By:  /s/ Michael Marocco
                                      -------------------------------------
                                      Name:    Michael J. Marocco


Date:  October 31, 2002               By:  /s/ John Kornreich
                                      -------------------------------------
                                      Name:    John Kornreich